EXHIBIT 4.5

                              LETTER OF INSTRUCTION


                                                  _____________, 1996


CONTINENTAL AIRLINES, INC.
2929 Allen Parkway
Suite 2010
Houston, Texas  77018

Ladies and Gentlemen:

     1.   Instructions for Issuance of Stock Certificates.

     In connection with the distribution (the "Distribution") by Air Partners, L.P. ("Air Partners") to its partners of certain shares of Class B common stock, par value $.01 per share (the "Class B common stock") of Continental Airlines, Inc. ("Continental"), the undersigned hereby authorizes and directs you to cause certificates representing the Class B common stock to be issued in the name of the undersigned and delivered to the address set forth below:

     Mail to:

          Address:                 ____________________________________
                                   ____________________________________


     2.   Convertible Debt Lock Up.

     The undersigned has been informed that Air Partners entered into a lock up agreement (the "Air Partners Lock Up") for your benefit and the benefit of Goldman Sachs International in connection with your recent issuance of 6-3/4% Convertible Subordinated Notes due April 15, 2006. In consideration of and in order to facilitate the Distribution, the undersigned hereby agrees to be bound by the agreements in the Air Partners Lock Up that are set forth in the following paragraph:

          the undersigned hereby irrevocably confirms, covenants and agrees for the benefit of Continental and Goldman Sachs International that, except as set forth herein, it will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of any class of Continental's common stock registered in the name of, or beneficially owned or controlled by the undersigned on the date hereof, or any securities exchangeable or exercisable for or convertible into shares of any class of common stock of Continental, or any substantially similar securities (collectively, the "Exchangeable Securities"), for a period of 60 days after February 27, 1996, without the prior written consent of Goldman Sachs International, except that the undersigned may (i) convert shares of such common stock or Exchangeable Securities into Continental common stock of another class or other Exchangeable Securities and (ii) transfer any such securities to any of its partners or affiliates if the transferee provides Continental with an executed and binding agreement of such entity to be bound by the agreement set forth herein.

     3.   No Private Sales to 5% Stockholders.

     In consideration of and in order to facilitate the Distribution, the undersigned further agrees as follows:

          (a) For purposes of this paragraph 3, the following terms have the respective meanings set forth below:

          "Code" means the Internal Revenue Code of 1986, as amended;

          "Five-Percent Stockholder" means Person or group of Persons identified as a "five-percent shareholder" of Continental for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder;

          "Percentage Stock Ownership" means the percentage of beneficial or legal ownership of Class B common stock as determined in accordance with Section 382 of the Code and the Treasury Regulations promulgated thereunder;

          "Person" means an individual, corporation, estate, trust, association, company, partnership or similar organization;

          "Transfer" means any sale, transfer, assignment, conveyance, pledge or other disposition or the issuance of any option to sell, transfer, assign, convey, pledge or otherwise dispose; and

          "Treasury Regulation Section 1.382" means the final and temporary income tax regulations promulgated under Section 382 of the Code and any successor temporary or final regulation or regulations. Each reference to any subsection of such regulations includes references to any successor to such subsection.

          (b) The undersigned will not, directly or indirectly, Transfer legal or beneficial ownership of Class B common stock prior to December 16, 1996 or attempt to Transfer Class B common stock by entering into an agreement (including any arrangement treated as an option under Treasury Regulation Section 1.382-4) prior to December 16, 1996, in each case to the extent that, to the knowledge of the undersigned, as a result of such purported Transfer (or any series of Transfers of which such purported Transfer is a part), either (i) any Person or group of Persons would become a Five-Percent Stockholder or (ii) the Percentage Stock Ownership of any Five-Percent Stockholder would be increased; provided that the foregoing provisions shall not prohibit sales through the facilities of any national securities exchange of Class B common stock listed on such national securities exchange in "brokers transactions" or in direct transactions with a "market maker" (as each such term is used in Rule 144 under the Securities Act of 1933, as amended) unless the undersigned has actual knowledge that the ultimate purchaser in any such transaction (or any series of transactions of which such purported transaction is a part) is (i) a Person or group or Persons that would become a Five-Percent Stockholder as a result of the sale or (ii) an existing Five-Percent Stockholder.

          Any purported Transfer of Class B common stock in violation of this
     Section 3(b), or any purported Transfer of Class B common stock that would violate this Section 3(b) if the phrases "to the knowledge of the undersigned" and "the undersigned has actual knowledge that" contained herein were deleted, shall be null and void and shall not operate to transfer title to, or any interest in, the Class B common stock purportedly Transferred to the purported transferee.

     The agreements set forth herein shall be binding upon and inure to the benefit of the successors and assigns of the undersigned and you.

                              Very truly yours,



                              _______________________________________
                              Name of Partner:



                                   By:  _____________________________
                                       Name:
                                       Title: